February 28, 2008

Alpharma Submits New Drug Application for EMBEDA™

Bridgewater, NJ...February 28, 2008...Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, today announced that a New Drug Application (NDA) has been submitted for EMBEDA™, a pharmacological abuse-deterrent, extended-release morphine product candidate.

"Today's announcement is an important one for all stakeholders in Alpharma," commented Dean Mitchell, President and Chief Executive Officer. "While we recognize the significance of Alpharma's first submission of a New Drug Application, we are also keenly aware of the growing problem of opioid abuse in our country. Our research and development, clinical and regulatory teams have worked tirelessly to help address opioid abuse while keeping in mind the need for effective treatments for patients with chronic pain. We believe that EMBEDA™, if approved by the FDA, would be the first opioid medicine to incorporate an abuse-deterrent feature while effectively treating patients with chronic pain. We remain committed to further development of additional alternatives for treating chronic pain with Alpharma's proprietary abuse-deterrent technology."

EMBEDA™ was developed with Alpharma's proprietary technology, which combines an extended release opioid agonist with sequestered naltrexone, an opioid antagonist. In clinical trials when EMBEDA™ was taken as directed, it provided pain relief and the naltrexone remained sequestered in the pellet core while passing through the gastrointestinal tract without significant absorption. When the EMBEDA™ capsule was crushed, chewed or dissolved, which are common approaches abusers use to tamper with the product in order to gain euphoria, the naltrexone was released thereby significantly reducing the euphoric effect of the opioid.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other important potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2007.

About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch). In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

Alpharma press releases are also available at our website. www.alpharma.com

Contact:
Jack Howarth

Vice President, Investor Relations

908-566-4153

Jack.howarth@alpharma.com

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